Exhibit 99.4

Pacific Drilling: Compensation and Benefits Summary

Severance Policies.

Employment and Severance and Change of Control Agreements. Pacific Drilling Manpower, Inc. (“PDMI”) entered into employment agreements with Bernie G. Wolford (Chief Executive Officer) and James W. Harris (Chief Financial Officer) and Severance and Change of Control Agreements with Michael D. Acuff (Senior Vice President Commercial), Lisa Manget Buchanan (Senior Vice President, General Counsel and Secretary), and Anthony C. Seeliger (Senior Vice President, Operations and Mr. Seeliger together with Mr. Wolford, Mr. Harris, Mr. Acuff and Ms. Buchanan, the “NEOs”)) (collectively, the “Prior Agreements”), which were amended in August 2020 (the “Amended Agreements”) and which provide severance benefits on the applicable executive’s termination without cause (other than due to death or disability) or resignation due to good reason (each, a “Qualifying Termination”) (i) either outside the 18-month period (the “Protected Period”) following a Change of Control or (ii) during the Protected Period. Such Protected Period was previously 12 months following a Change of Control for Mr. Wolford and Mr. Harris under the Prior Agreements.  The Prior Agreements are filed as Exhibits 10.17, 10.18 and 10.19, respectively to the Company’s Annual Report filed on Form 10-K for the year ending December 31, 2019 (the “10-K”) and a description of the amounts payable thereunder can be found in the 10-K and the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2020 (the “Proxy”).  A description of the amendments implemented by the Amended Agreements is set forth in Item 5 to the Company’s Quarterly Report filed on Form 10-Q for the period ending June 30, 2020 (the “10-Q”).

Change of Control Severance Policy and Non-NEO Severance and Change of Control Agreements. Under the PDMI Change of Control Severance Policy as amended in August 2020, certain employees who hold the title of vice-president or above excluding employees subject to the employment or Severance and Change of Control Agreements described above), are entitled to the following severance payments or benefits if the employee experiences a Qualifying Termination within 12 months following a change of control: (i) 50% of participant’s annual base salary (which will not be less than the employee’s annual base salary as of March 31, 2020), (ii) an amount for 12 months of benefits contributions, and (iii) accelerated vesting long-term incentive awards (cash and equity) (with performance awards accelerated at target, including the new retention and incentive awards implemented in August 2020).  No participant shall be removed as a participant in this policy upon or after a change of control.

Under the policy, employment will be deemed to have been terminated following a change of control due to a Qualifying Termination and will entitle the executive to the severance under the policy if (1) the employee experiences a Qualifying Termination after (i) the company signs a letter of intent or an agreement with respect to a transaction that would be a change of control or (ii) a public announcement is made of a proposed transaction that would be a change of control, or (2) the employee experiences a Qualifying Termination and on or before the earlier of six months post-termination or March 10 of the year following the year of termination, a change of control occurs, such a letter or agreement is signed or such a public announcement is made.

Two non-NEO SVP executives are also subject to the same form of Severance and Change of Control Agreement set forth on Exhibit 10.19 to the 10-K as amended as described in Item 5 of the 10-Q. The aggregate amount that may be payable as a cash severance payment under the Severance and Change of Control Agreements with the non-NEO SVP executives and under the Change of Control Severance Policy with the five vice presidents in the event of a Qualifying Termination during the applicable post-change of control protection period is $3.1 million.

Broad-Based Severance Plan. PDMI maintains a severance standard, which entitles full-time employees other than “covered employees” who are terminated without cause to a severance payment equal to either (i) 12 weeks of base pay (for corporate or regional shore-based, non-rotational employees) or (ii) 30 days of base pay, less accrued earned time off (for rotational employees, including an employee in field support and operations support roles). A “covered employee” generally means an employee who is generally party to a severance agreement (i.e. the employment and severance and change of control agreements described above) or the Change of Control Severance Policy described above (for the policy only, during the periods of time under the policy the employee is entitled to severance meaning the severance set forth in this programs will govern outside those periods of time).

Long-Term Cash and Equity Incentives.

Long-Term Incentive Awards Implemented Prior to August 2020. There are approximately $4 million outstanding in retention and cash long-term incentive awards granted previously to employees, which includes $850,000 which was accelerated and pre-paid in August 2020 to the NEOs and approximately $579,000 payable to seven other executives, subject to a clawback if the executive’s employment terminates prior to the original vesting date (December 31, 2020 or January 1, 2021), except due to certain terminations.  $1.2 million of the total outstanding existing cash long-term incentive awards will not vest due to failure to meet performance criteria (but, by its terms, will generally vest upon a change of control that occurs prior to December 31, 2020).  The other amounts that are not pre-paid are otherwise generally due to vest on December 31, 2020, January 1, 2021, May 31, 2021 or June 31, 2021, subject to accelerated vesting upon certain terminations.

Previously, the non-employee directors were also granted long-term cash incentive awards. On June 30, 2020, 50% of these long-term cash incentive awards were pre-paid and the remaining 50% were forfeited by the non-employee directors. The non-employee director compensation program was revised to no longer include deferred cash awards, effective as of July 1, 2020. In addition, executives and employees previously held restricted stock units (“RSUs”) and performance share units (“PSUs”). The PSUs were not granted below the officer-level, but RSUs were granted below that level to directors and other senior management. As described in the Proxy Statement, the time-based RSUs granted to the NEOs generally vested on the basis of time over three or four years and performance-based RSUs and the PSUs granted to the NEOs generally vested on the basis of performance after a three-year performance period or on a change of control (subject to additional time-vesting criteria). As partially described in Item 5 to the 10-Q, in connection with the implementation of the new retention and incentive programs, all outstanding unvested equity compensation awards to employees were cancelled, but the non-employee director equity-based incentive awards remain outstanding.  As described in the Proxy the non-employee director equity incentive awards consist of time and, for one person, performance-vesting RSUs.  As described in the Proxy, the remaining unvested time-vesting RSUs generally vest on December 12, 2020 or December 20, 2020 or, in one case, in installments on each of December 20, 2020, December 20, 2021 and December 20, 2022 or, in all cases, if earlier, in full on a change of control and are settled in shares. As described in the Proxy, the performance-vesting RSUs generally vest upon a change of control that occurs on or before December 21, 2020 and are earned based on the achievement an IRR (determined by the actual annual pre-tax return on specified percentages, compounded annually, on a specified deemed share price) and are settled in shares.  The non-employee director compensation program was revised to no longer include equity awards, effective as of July 1, 2020.

The 10-K and the Proxy describes each NEO’s target annual bonus and target long term incentive value and amount of stock bonus grants made to employees in 2018.

Long-Term Incentives Implemented in August 2020.  Approximately $16 million was awarded in August 2020 to 98 employees in retention and incentive bonuses (50% retention and 50% incentive), including approximately $8.9 million that was approved to be pre-paid to the NEOs and $2.8M was approved to be pre-paid to seven executives who are not NEOs, subject to a clawback if applicable service or performance criteria are not met.  The amounts awarded to the NEOs is described in Item 5 of the 10-Q.  The amounts actually pre-paid from the amounts awarded were subsequently reduced to approximately $9.8 million due to an event occurring prior to payment that resulted in one of the Performance Metrics described below not being satisfied.  The chart below describes the amount that was forfeited.

Executive	Portion of Target Incentive Award Not Pre-Paid
Mr. Wolford	$700,000
Mr. Harris	$231,333
Mr. Acuff	$163,333
Ms. Buchanan	$231,333
Mr. Seeliger	$163,333
Remaining Seven Non-NEOs	$474,351
Total: $1,963,683

The service criteria for the retention bonus (and the incentive bonus for the 12 executives) expires on the earlier of (i) August 3, 2021 or (ii) the effective date of the Company’s plan of reorganization or liquidation under chapter 11 of the Bankruptcy Code, or the date the Company’s case under chapter 11 of the Bankruptcy Code is dismissed or converted to a case under chapter 7 of the Bankruptcy Code (such vesting date, the “Vesting Date”), and the performance criteria for the incentive bonus is with respect to performance in the third and fourth quarters of 2020, except with respect to certain terminations. The service period for the non-executive employee incentive bonus expires on the payment date of the incentive bonus, which will be at some time between January 1, 2021 and March 31, 2021 (such date, the “Payment Date”). In addition, for the incentive bonus, although the performance criteria remain in effect even on a Qualifying Termination, the award vests at target under the Amended Agreements on a Qualifying Termination within the Protected Period.

The performance metrics consist of (i) incremental backlog, (ii) health, safety and environmental performance, and (iii) contract drilling costs (per day), each weighted equally (the “Performance Metrics”). With respect to each Performance Metric, 50% of the target amount will be vested upon achievement of “threshold” performance, 100% of the target amount will be vested upon achievement of “target” performance levels, and 150% of the target amount will be vested upon achievement of “stretch” performance levels.  No amount above the target amount will be earned or payable; however, in connection with the determination of any clawback or payment applicable to the incentive bonus, performance above target for one Performance Metric can be used to offset performance below target in another Performance Metric. If an executive or non-executive employee is terminated for cause or voluntarily terminates without good reason prior to the Vesting Date (or the Payment Date for the incentive bonus for the non-executive employees), the executive is required to repay the net after-tax value of the retention or target incentive bonus and the non-executive employee will forfeit the right to be paid that bonus.  Additionally, if target Performance Metrics are not met, then the executive will be required to repay the net after-tax value of the unearned portion of the incentive bonus and the non-executive employee will forfeit the right to be paid that unearned portion.  If an executive or non-executive employee dies, becomes disabled or is terminated without cause, or terminates for good reason prior to the Vesting Date (or the Payment Date for the incentive bonus for the non-executive employees), he or she will retain or be paid the retention bonus and the target incentive bonus, subject to reduction based on actual performance.

Short-Term Cash Incentives. The Company’s Annual Incentive Plan (the “AIP”) is an annual bonus plan for certain key employees of the Company and its subsidiaries. In connection with grant of the retention and incentive bonuses in August 2020, the employees receiving such awards forfeited participation in the AIP for 2020. However, offshore employees will continue to participate in the AIP, with a target payout for offshore employees (based on number of eligible employees in August 2020) equal to $3.2 million.

Retirement and Health and Welfare Benefits. As described in the Proxy the Company and its subsidiaries do not maintain any defined benefit pension plans, nonqualified deferred compensation plans or any post-employment health or welfare benefits. As described in the Proxy, a 401(k) plan is maintained for employees under which a matching contribution equal to 100% of employee contributions up to 3%, and 50% of the next 2% of eligible compensation is made. The Company and its subsidiaries also maintains a separate international savings plan for international employees. All the health and welfare benefits provided are fully-insured.

Director Fees. Effective July 1, 2020 the non-employee directors are entitled to receive, as applicable: (i) an annual retainer for serving as the Chairman of the Board of $60,000, (ii) an annual retainer for Board service of $190,000, (iii) an annual retainer for the Audit Committee chair (inclusive of the committee member annual retainer) of $35,000, (iv) an annual retainer for the Compensation Committee chair (inclusive of the committee member annual retainer) of $25,000, (v) an annual retainer for serving as chair of the Nominating and Corporate Governance Committee (inclusive of the committee member annual retainer) of $15,000, and (vi) an annual retainer for committee membership of $15,000.  In connection with salary reductions effective April 1, 2020, a 10% reduction in director retainer fees was approved, which continues to apply to the above amounts. Retainers are paid in advance on the last day of the prior quarter.  As described in the Proxy, prior to July 1, 2020 the annual Board retainer was $75,000, the annual retainer for the Chairman of the Board was $75,000, and non-employee directors were eligible to receive long-term cash and equity incentive awards grants discussed above. All other committee retainers remained unchanged.